As Filed with the Securities and Exchange Commission on January 13, 2011
Registration No. 333-161264
Registration No. 333-147258
Registration No. 333-116662
Registration No. 333-88544
Registration No. 333-59164
Registration No. 333-19465
Registration No. 333-06765
Registration No. 333-06771
Registration No. 03-320188
Registration No. 333-124779
Registration No. 333-110158
Registration No. 03379336
Registration No. 03364466

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-161264
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-147258
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-116662
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-88544
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-59164
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-19465
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-06765
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-06771
POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-8 REGISTRATION STATEMENT NO. 03-320188
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3 REGISTRATION STATEMENT NO. 333-124779
POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-3 REGISTRATION STATEMENT NO. 333-110158
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3 REGISTRATION STATEMENT NO. 03379336
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3 REGISTRATION STATEMENT NO. 03364466
UNDER THE SECURITIES ACT OF 1933

Cypress Bioscience, Inc.
(Exact name of registrant as specified in its charter)

Delaware	22-2389839

(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

4350 Executive Drive, Suite 325
San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

Cypress Bioscience, Inc. 2009 Equity Incentive Plan
2000 Equity Incentive Plan, As Amended
Warrant to Purchase Common Stock
Common Stock Purchase Warrants
1996 Equity Incentive Plan
Incentive Stock and Appreciation Plan
1988 Nonqualified Stock Option Plan
Non-Plan Stock Options
(Full Title of the Plans)
Pablo Legorreta
Cypress Bioscience, Inc.
4350 Executive Drive, Suite 325
San Diego, California 92121
(Name and address of agent for service)
Telephone: (858) 452-2323
(Telephone number, including area code, of agent for service)
with copies to:
George W. Lloyd
Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109
Telephone: (617) 570-1000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES
     These Post-Effective Amendments relate to the following Registration Statements on Form S-8 and Form S-3 (collectively, the “Registration Statements”) of Cypress Bioscience, Inc. (the “Registrant”):
File No. 333-161264, pertaining to the registration of 8,000,000 shares of the Registrant’s common stock, $0.001 par value per share (the “Common Stock”), issuable under the Registrant’s Cypress Bioscience, Inc. 2009 Equity Incentive Plan, which was filed with the Securities and Exchange Commission (the “SEC”) on August 11, 2009;
File No. 333-147258, pertaining to the registration of 5,365,358 shares of Common Stock, issuable under the Registrant’s 2000 Equity Incentive Plan, As Amended, which was filed with the SEC on November 9, 2007;
File No. 333-116662, pertaining to the registration of 4,548,449 shares of Common Stock, issuable under the Registrant’s 2000 Equity Incentive Plan, As Amended, which was filed with the SEC on June 18, 2004;
File No. 333-88544, pertaining to the registration of 1,900,000 shares of Common Stock, issuable under the Registrant’s 2000 Equity Incentive Plan, As Amended, which was filed with the SEC on May 17, 2002;
File No. 333-59164, pertaining to the registration of 562,500 shares of Common Stock, issuable under the Registrant’s 2000 Equity Incentive Plan, As Amended, which was filed with the SEC on April 18, 2001;
File No. 333-19465, pertaining to the registration of 100,000 shares of Common Stock, issuable under the Registrant’s Warrant to Purchase Common Stock, which was filed with the SEC on January 9, 1997. On March 9, 2001, the Registrant conducted a 1-for-8 reverse stock split, such that this registration statement now covers 12,500 shares of Common Stock issuable under the Registrant’s Warrant to Purchase Common Stock;
File No. 333-06765, pertaining to the registration of 334,800 shares of Common Stock, issuable under the Registrant’s Common Stock Purchase Warrants, which was filed with the SEC on June 25, 1996. On March 9, 2001, the Registrant conducted a 1-for-8 reverse stock split, such that this registration statement now covers 41,850 shares of Common Stock issuable under the Registrant’s Warrant to Purchase Common Stock;
File No. 333-06771, pertaining to the registration of 8,806,335 shares of Common Stock, issuable under the Registrant’s 1996 Equity Incentive Plan, Incentive Stock Option and Appreciation Plan, 1998 Nonqualified Stock Option Plan and Non-Plan Stock Options, which was filed with the SEC on June 25, 1996. On March 9, 2001, the Registrant conducted a 1-for-8 reverse stock split, such that this registration statement now covers 110,080 shares of Common Stock issuable under the Registrant’s 1996 Equity Incentive Plan, Incentive Stock Option and Appreciation Plan, 1998 Nonqualified Stock Option Plan and Non-Plan Stock Options;
File No. 03-320188, which was filed with the SEC on February 23, 1988, as amended on March 16, 1988.
File No. 333-124779, pertaining to the “shelf” registration of an indefinite number of shares of Common Stock, up to a maximum aggregate offering price of $100,000,000, which was filed with the SEC on May 10, 2005;
File No. 333-110158, pertaining to the “shelf” registration of an indefinite number of shares of Common Stock, up to a maximum aggregate offering price of $100,000,000, which was filed with the SEC on October 31, 2003 and subsequently amended on January 13, 2004;
File No. 03379336, which was filed with the SEC on May 24, 1994;
File No. 03371278, which was filed with the SEC on May 8, 1993;
File No. 03364466, which was filed with the SEC on June 16, 1993.
     The Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 14, 2010, by and among the Registrant, Ramius Value and Opportunity Advisors LLC, a Delaware limited liability company, Royalty Pharma US Partners, LP, a Delaware limited partnership, Royalty Pharma US Partners 2008, LP, a Delaware limited partnership, RP Investment Corp., a Delaware corporation, and Ramius V&O Acquisition LLC, a Delaware limited liability company (the “Purchaser”) provides for, among other things, the merger of a wholly-owned subsidiary of the Purchaser (“Merger Sub”) with and into the Registrant, with the Registrant continuing as the surviving corporation and a wholly-owned subsidiary of the Parent. Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, Merger Sub effected a “short form” merger (the “Merger”) pursuant to Delaware law, which became effective on January 13, 2011, and purchased all of the Registrant’s outstanding shares of Common Stock (other than shares of Common Stock held by the Purchaser or Merger Sub or held by the Registrant as treasury shares and shares for which appraisal rights are exercised) for $6.50 per share in cash (the “Merger Price”), without interest thereon. As a result of the Merger, each outstanding share of Common Stock (other than shares of Common Stock owned by the Registrant as treasury stock or by the Purchaser or Merger Sub and shares for which appraisal rights are exercised) was automatically converted into the right to receive the Merger Price in cash, without interest thereon.
     In connection with the closing of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of post-effective amendments, any of the securities that remain unsold at the termination of the offerings, the Registrant hereby removes from registration the shares of Common Stock registered but not sold under the Registration Statements.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on January 13, 2011.

CYPRESS BIOSCIENCE, INC. a Delaware corporation
By:	/s/ Pablo Legorreta
	Name:	Pablo Legorreta
	Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments have been signed by the following persons in the capacities indicated on January 13, 2011.

SIGNATURE	TITLE
/s/ Pablo Legorreta	Pablo Legorreta President and Chief Executive Officer and Director

/s/ Alexander Kwit	Alexander Kwit Director

/s/ Jeffrey A. Meckler	Jeffrey A. Meckler Director